EXHIBIT 5






September 4, 1996


Datakey, Inc.
407 West Travelers Trail
Burnsville, MN  55337

         Re:  Registration Statement on Form S-8

Ladies/Gentlemen:

         We are acting as corporate counsel to Datakey, Inc. (the "Company") in connection with the original registration by the Company on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") of options and 250,000 shares (the "Shares") of Common Stock issuable pursuant to the Company's 1987 Stock Option Plan (the "Plan").

         In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the
Company:

         1.       The Company's Articles of Incorporation, as amended.

         2.       The Company's Bylaws, as amended.

         3.       Certain  corporate   resolutions   adopted  by  the  Board  of
                  Directors and shareholders of the Company pertaining to the adoption and approval of the Plan.

         4.       The Plan.

         5.       The Registration Statement.

         Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

         1. The Shares are validly authorized by the Company's Articles of Incorporation, as amended.

         2. Upon issuance and delivery of the Shares against receipt by the Company of the consideration for the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.


By /s/ Thomas R. King
   Thomas R. King
Fredrikson & Byron, P.A.
1100 International Centre
900 Second Avenue South
Minneapolis, MN  55402
Phone: 612-347-7059
Fax: 612-347-7077